TO OUR STOCKHOLDERS:

Net earnings were $3,429,000 for the third quarter of 1996, up 13.6 percent, compared with $3,019,000 in the third quarter of 1995. Earnings per share increased to $0.47 compared with $0.41 in the third quarter of 1995.

Net earnings for the nine months ended September 30, 1996, were $9,210,000, up
8.7 percent, compared with $8,470,000 in 1995. Earnings per share for the nine months of 1996 increased to $1.25 compared with $1.15 for 1995.

Third quarter net interest income was $9,853,000, which was higher by $474,000, or 5 percent, than in the third quarter of 1995. The improvement was primarily attributable to an increase in average loans, which were up $55.6 million, or 11 percent from the third quarter of 1995. The growth in loans occurred mainly in commercial lending at both subsidiaries, National City Bank of Minneapolis and Diversified Business Credit, Inc. The net interest margin was 5.25 percent for the third quarter compared with 5.40 percent for the same period last year. Noninterest expense for the third quarter was $76,000 less than the third quarter of 1995. The reductions occurred mainly in personnel costs, offset partially by increased occupancy and marketing costs. The Company relocated its offices from 75 South Fifth Street to 651 Nicollet Mall, in Gaviidae Common, during the first quarter of 1996 and the increased occupancy and relocation expenses were planned. The actual expenses are at or below our budget.

Net loan charge-offs for the third quarter were $1,429,000. The Company's reserve for loan losses at quarter-end was $8,526,000 or 1.43 percent of loans outstanding compared to $8,602,000 and 1.56 percent at December 31, 1995. Nonaccrual loans were up slightly to $4.3 million or .72 percent of total loans at September 30, 1996 compared with $3.7 million or .67 percent of total loans at December 31, 1995.


/s/ David L. Andreas
David L. Andreas
Chairman of the Board and
Chief Executive Officer



NATIONAL CITY BANCORPORATION AND SUBSIDIARIES



CONSOLIDATED BALANCE SHEETS
(in thousands)
                                                                   September 30,      December 31,
                                                                        1996              1995
ASSETS
  Cash and due from banks                                            $  47,173        $  42,006
  Federal funds sold and resale agreements                              14,650           25,000
  Available-for-sale securities:
    U.S. Treasury                                                       23,784           21,963
    U.S. Government agencies                                             9,642           12,017
    Mortgage-backed                                                     87,658           83,192
    Other securities                                                     4,955            4,871
      Total available-for-sale securities                              126,039          122,043
  Held-to-maturity securities:
    Mortgage-backed                                                     33,210           35,109
    Obligations of states and political subdivisions                                        642
    Other securities                                                       271              375
      Total held-to-maturity securities                                 33,481           36,126
        (approximate market value: 1996-$33,564; 1995-$36,487)
  Loans                                                                596,056          552,581
    Less allowance for loan losses                                      (8,526)          (8,602)
         Net loans                                                     587,530          543,979
  Bank premises and equipment                                           11,140            4,312
  Accrued interest receivable                                            5,993            6,335
  Customer acceptance liability                                            301              478
  Other assets                                                          20,405           20,358
      Total Assets                                                   $ 846,712        $ 800,637

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Noninterest bearing                                              $ 118,332        $ 137,766
    Interest bearing                                                   293,183          302,219
      Total deposits                                                   411,515          439,985
  Federal funds purchased and repurchase agreements                    137,883          110,535
  Commercial paper                                                     109,179           79,986
  Other short-term borrowed funds                                       20,391            6,687
  Acceptances outstanding                                                  301              478
  Other liabilities                                                      5,516            8,812
  Long-term debt                                                        47,920           48,120
      Total liabilities                                                732,705          694,603
  Stockholders' equity:
    Common stock, par value $1.25
        Authorized shares: 20,000,000
        Issued shares: 1996 -- 7,374,520; 1995 -- 6,705,808              9,218            8,382
    Additional paid-in capital                                          79,199           65,484
    Unrealized gains (losses) net of tax effect                           (934)             275
    Retained earnings                                                   26,524           31,903
        Subtotal                                                       114,007          106,044
    Less common stock in treasury at cost:
      1996 -- 8 shares; 1995 -- 562 shares                                                  (10)
        Total stockholders' equity                                     114,007          106,034
        Total Liabilities and Stockholders' Equity                   $ 846,712        $ 800,637



NATIONAL CITY BANCORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)

                                                                        Three Months Ended                 Nine Months Ended
                                                                            September 30,                     September 30,
                                                                        1996             1995             1996            1995
INTEREST INCOME
     Interest and fees on loans                                    $    14,660      $    14,227      $    42,816      $    40,224
     Interest on federal funds sold and resale agreements                   90              194              414              486
     Interest and dividends on securities:
          Taxable                                                        2,642            2,334            7,766            6,874
          Exempt from federal income taxes                                                   84               19              290
                                                                         2,642            2,418            7,785            7,164
               Total interest income                                    17,392           16,839           51,015           47,874

INTEREST EXPENSE
     Interest on deposits                                                3,668            3,422           10,754            9,361
     Interest on short-term borrowed funds                               3,061            3,146            8,770            8,534
     Interest on long-term debt                                            810              892            2,435            2,785
          Total interest expense                                         7,539            7,460           21,959           20,680
          Net interest income                                            9,853            9,379           29,056           27,194
     Provision for loan losses                                             495              762            1,395            1,032
          Net interest income after provision for loan losses            9,358            8,617           27,661           26,162

NONINTEREST INCOME
     Service charges on deposit accounts                                   520              495            1,529            1,360
     Fees for other customer services                                      425              485            1,405            1,312
     Trust department income                                             1,095           1, 179            3,346            3,475
     Loss on sale of securities                                                                                              (122)
     Other                                                                 341              260              886              750
          Total noninterest income                                       2,381            2,419            7,166            6,775

NONINTEREST EXPENSES
     Salaries and employee benefits                                      3,527            3,757           11,159           11,208
     Net occupancy expense of bank premises                                704              579            2,164            1,725
     Equipment rentals, depreciation and maintenance                       687              636            2,054            1,748
     Other                                                               1,115            1,137            4,246            4,495
         Total noninterest expense                                       6,033            6,109           19,623           19,176
     Earnings before taxes                                               5,706            4,927           15,204           13,761
     Applicable income taxes                                             2,277            1,908            5,994            5,291
          NET EARNINGS                                             $     3,429      $     3,019      $     9,210      $     8,470
Net earnings per common share                                      $      0.47      $      0.41      $      1.25      $      1.15
Average common and common equivalent shares outstanding              7,374,512        7,374,987        7,374,531        7,375,083








NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER





National City Bank of Minneapolis
Stock Transfer Department
P.O. Box E1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:


Name____________________________________________________
(Print name exactly as it appears on stock certificate)


STREET _________________________________________________


CITY ___________________________________________________


STATE_________________________ZIP CODE  ________________


DATE ___________________________________________________


OLD ADDRESS


STREET _________________________________________________


CITY ___________________________________________________


STATE_________________________ZIP CODE  ________________


SIGNATURE ______________________________________________




DIRECTORS OF NATIONAL CITY
BANCORPORATION

David L. Andreas
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation

Wendell R. Anderson*
PARTNER
Larkin, Hoffman, Daly and
Lindgren Ltd.

L.W. Andreas
RETIRED CHAIRMAN OF
THE BOARD AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation

Terry L. Andreas
CHAIRMAN OF THE BOARD
School for Field Studies
Beverly, Massachusetts

Marvin Borman*
PARTNER
Maslon, Edelman, Borman
and Brand

Kenneth H. Dahlberg
CHAIRMAN OF THE BOARD
Dahlberg, Inc.

John H. Daniels, Jr.*
PARTNER
Willeke and Daniels

Thomas E. Holloran*
PROFESSOR, GRADUATE PROGRAMS
IN MANAGEMENT
University of St. Thomas

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

David C. Malmberg
Non-Executive Chairman
of the Board
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company
*Members of the Audit Committee

OFFICERS OF NATIONAL CITY
BANCORPORATION

David L. Andreas
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

Thomas J. Freed
SECRETARY AND CONTROLLER

PRINCIPAL OFFICERS OF
SUBSIDIARIES

DIVERSIFIED BUSINESS
CREDIT INC.

David L. Andreas
CHAIRMAN OF THE BOARD

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

NATIONAL CITY BANK
OF MINNEAPOLIS

David C. Malmberg
NON-EXECUTIVE CHAIRMAN
OF THE BOARD

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

William J. Klein
EXECUTIVE VICE PRESIDENT
CLIENT SERVICES

Jean J. Chaput
SENIOR VICE PRESIDENT
TRUST

Thomas J. Freed
SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Donald W. Kjonaas
SENIOR VICE PRESIDENT
OPERATIONS

Claudith Washington
SENIOR VICE PRESIDENT
HUMAN RESOURCES





FINANCIAL HIGHLIGHTS
(in thousands except per share)


                          THIRD QUARTER ENDED
                              SEPTEMBER 30,
                          ------------------------- PERCENT
                               1996         1995     CHANGE
                            ---------    ---------  -------
EARNINGS:
 Net interest income      $   9,853    $   9,379        5%
 Net earnings                 3,429        3,019       14%

EARNINGS PER COMMON SHARE:
 Net earnings             $    0.47    $    0.41

                          NINE MONTHS ENDED
                              SEPTEMBER 30,
                          ------------------------- PERCENT
                               1996         1995     CHANGE
                            ---------    ---------  -------
EARNINGS:
 Net interest income      $  29,056    $  27,194        7%
 Net earnings                 9,210        8,470        9%

EARNINGS PER COMMON SHARE:
 Net earnings             $   1.25     $    1.15

                           SEPTEMBER 30,  DECEMBER 31,
                                1996        1995
                          -------------------------
BALANCE SHEET ITEMS:
 Total assets             $ 846,712        $800,637         6%
 Loans                      596,056         552,581         8%
 Deposits                   411,515         439,985        (6)%
 Stockholders' equity       114,007         106,034         8%
 Book value per share         15.46           14.38
  (adjusted for stock dividends)






                      [LOGO] NATIONAL CITY BANCORPORATION


                                      1996



                                  THIRD QUARTER

                                     REPORT

                                   NINE MONTHS

                                      ENDED

                               SEPTEMBER 30, 1996





NATIONAL CITY BANCORPORATION
651 Nicollet Mall
Minneapolis, Minnesota 55402-1611
Telephone 612-904-8503




BULK RATE
U.S. POSTAGE
PAID
MINNEAPOLIS, MN
PERMIT NO. 2816